EXHIBIT 99.1

HEICO Corporation Reports Record Sales, Operating Income and Net Income for the Fourth Quarter and Full Year of Fiscal 2013; Targets Continued Growth in Fiscal 2014

4th Quarter and Fiscal 2013 Net Income up 25% and 20% on Net Sales Increases of 19% and 12% and Operating Income Increases of 22% and 12%; Full Year Net Sales Pass $1 Billion for First Time

HOLLYWOOD, Fla. and MIAMI, Dec. 17, 2013 (GLOBE NEWSWIRE) -- HEICO CORPORATION (NYSE:HEI.A) (NYSE:HEI) today reported that net income increased 25% to a record $29.8 million, or 44 cents per diluted share, for the fourth quarter of fiscal 2013, up from $23.8 million, or 36 cents per diluted share, for the fourth quarter of fiscal 2012.  For the fiscal year ended October 31, 2013, net income increased 20% to a record $102.4 million, or $1.53 per diluted share, up from $85.1 million, or $1.28 per diluted share, for the fiscal year ended October 31, 2012.

All per share information has been adjusted retrospectively to reflect a 5-for-4 stock split distributed by the Company in October 2013.

Operating income increased 22% to a record $55.6 million for the fourth quarter of fiscal 2013, up from $45.6 million for the fourth quarter of fiscal 2012.  For the fiscal year ended October 31, 2013, operating income increased 12% to a record $183.6 million, up from $163.3 million for the fiscal year ended October 31, 2012.  Our consolidated operating margin improved to 19.3% for the fourth quarter of fiscal 2013, up from 18.8% for the fourth quarter of fiscal 2012 and equaled 18.2% for both fiscal years ended October 31, 2013 and 2012.

Net sales increased 19% to a record $287.4 million for the fourth quarter of fiscal 2013, up from $242.4 million for the fourth quarter of fiscal 2012.  For the fiscal year ended October 31, 2013, net sales increased 12% to a record $1,008.8 million, up from $897.3 million for the fiscal year ended October 31, 2012.

Consolidated Results

Laurans A. Mendelson, HEICO's Chairman and CEO, commenting on the Company's fourth quarter and full fiscal year results, stated, "Our fourth quarter operating results exceeded our expectations with record consolidated net sales, operating income and net income.  The record quarterly results are primarily driven by record net sales and operating income within both our Flight Support Group and Electronic Technologies Group.  Additionally, I congratulate the entire HEICO team for exceeding $1 billion in total consolidated net sales in fiscal 2013.  Achieving this goal is a testament to the focus and dedication of every individual in our Company.

We recently entered into an amendment to extend the maturity date of our revolving credit agreement by one year to December 2018 and to increase the aggregate principal amount to $800 million.  Additionally, the amendment included a feature that will allow us to further increase the aggregate principal amount by $200 million to become a $1 billion facility through increased commitments from existing lenders or the addition of new lenders.  This amendment further offers us the financial flexibility to pursue our disciplined strategy of acquiring high quality businesses at fair prices.

Our net debt to shareholders' equity ratio was 50.1% as of October 31, 2013, with net debt (total debt less cash and cash equivalents) of $362.0 million principally incurred to fund our acquisitions and the payment of cash dividends, including a special and extraordinary cash dividend paid in December 2012.

As previously reported, our Board of Directors also declared an increased regular semi-annual cash dividend of $.06 per share as well as a special and extraordinary cash dividend of $.35 per share, both totaling $.41 per share payable January 17, 2014.  By declaring the special dividend and raising the semi-annual cash dividend, our Board of Directors' goal is to confirm its continuing confidence in HEICO's growth strategies and to continue to reward our shareholders, while retaining sufficient capital to fund our internal growth objectives and acquisition strategies.

Cash flow from operating activities for the fiscal year ended October 31, 2013 totaled $131.8 million, representing 129% of net income, as compared to $138.6 million for the fiscal year ended October 31, 2012.

As we look ahead to fiscal 2014, we anticipate continued organic growth within our Flight Support Group product lines that serve the commercial aviation markets.  We also expect organic growth within the Electronic Technologies Group.

Based on our current economic visibility, we are estimating year-over-year growth in net sales for fiscal 2014 of 12% - 14% and growth in net income of 8% - 10% over fiscal 2013 levels with our consolidated operating margin approximating 18%.  We anticipate depreciation and amortization expense to approximate $49 million, capital expenditures to approximate $25 million and cash flow from operations to approximate $160 million.  These estimates include the recent acquisition of Lucix Corporation, but exclude additional acquired businesses, if any.  Approximately 50% of our estimated net sales growth in fiscal 2014 is expected to be organic.  Consistent with our long-term growth goals, management continues to target net income growth averaging 20% over the next one to three years including the effects of additional acquired businesses.

Since 1990, HEICO has executed on a growth strategy which has consistently delivered superior returns and value to our shareholders.  Considering the impact of cash dividends, prior stock splits and stock dividends, one share of HEI worth $8.38 in 1990 has become worth on a combined basis approximately $945 today representing an increase of approximately 113 times the 1990 value and a compounded annual growth rate of 23%."

Flight Support Group

Eric A. Mendelson, HEICO's Co-President and President of HEICO's Flight Support Group, commented on the Flight Support Group's fourth quarter results, "We are very pleased to report another strong quarter for the Flight Support Group, with record net sales and operating income principally driven by strong organic growth and the successful integration of businesses acquired during fiscal 2013 and 2012.

The Flight Support Group's net sales increased 27% to a record $189.6 million and increased 17% to a record $665.1 million for the fourth quarter and fiscal year ended October 31, 2013, respectively, up from $149.7 million and $570.3 million for the fourth quarter and fiscal year ended October 31 2012, respectively.  The increase for the fourth quarter and fiscal year ended October 31, 2013, reflects organic growth of approximately 14% and 9%, respectively, as well as additional net sales of $18.7 million and $42.3 million, respectively, from fiscal 2013 and 2012 acquisitions.  The organic growth for the fourth quarter and fiscal year ended October 31, 2013 principally reflects an increase in net sales from new product offerings and improving market conditions within our aftermarket replacement parts and repair and overhaul services product lines and within our specialty products lines.

The Flight Support Group's operating income increased 37% to a record $34.9 million and increased 17% to a record $122.1 million for the fourth quarter and fiscal year ended October 31, 2013, respectively, up from $25.4 million and $103.9 million for the fourth quarter and fiscal year ended October 31, 2012, respectively.  The increase for the fourth quarter and fiscal year ended October 31, 2013 is primarily attributed to the previously mentioned net sales growth.

The Flight Support Group's operating margin increased to 18.4% for both the fourth quarter and fiscal year ended October 31, 2013, up from 17.0% and 18.2% for the fourth quarter and fiscal year ended October 31, 2012, respectively.  The increase for the fourth quarter and fiscal year ended October 31, 2013 resulted mostly from the previously mentioned net sales growth.

With respect to fiscal 2014, we currently estimate growth in the Flight Support Group's full year net sales consistent with the aforementioned consolidated estimates and a full year Flight Support Group operating margin approximating that achieved in fiscal 2013.  Approximately 60% of the Flight Support Group's estimated fiscal 2014 net sales growth is anticipated to be organic."

Electronic Technologies Group

Victor H. Mendelson, HEICO's Co-President and President of HEICO's Electronic Technologies Group, commented on the Electronic Technologies Group's fourth quarter results stating, "Once again, our Electronic Technologies Group reported record quarterly and annual highs in net sales and operating income. This growth was driven principally by acquiring profitable, well-managed businesses, as well as continued organic growth.

The Electronic Technologies Group's net sales increased 6% for both the fourth quarter and fiscal year ended October 31, 2013 to a record of $99.9 million and $350.0 million, respectively, up from $94.4 million and $331.6 million for the fourth quarter and fiscal year ended October 31, 2012, respectively.  The increase in the fourth quarter of fiscal 2013 reflects $3.1 million of additional net sales from a fiscal 2013 acquisition and organic growth of approximately 2%.  The organic growth for the fourth quarter of fiscal 2013 resulted mostly from increased demand for certain aerospace and space products, partially offset by a decrease in demand for some defense products.  The increase for the fiscal year ended October 31, 2013 reflects $8.0 million of additional net sales from fiscal 2013 and 2012 acquisitions and organic growth of approximately 3%.  The organic growth for the fiscal year ended October 31, 2013 mainly results from increased demand for certain space and aerospace products partially offset by a decrease in demand for some defense and medical products.

The Electronic Technologies Group's operating income increased 3% to a record $25.8 million and increased 7% to a record $83.1 million for the fourth quarter and fiscal year ended October 31, 2013, respectively, up from $25.0 million and $77.4 million for the fourth quarter and fiscal year ended October 31, 2012, respectively.  The increase for the fourth quarter of fiscal 2013 reflects the previously mentioned increase in net sales.  The increase for the fiscal year ended October 31, 2013 principally reflects the previously mentioned increase in net sales and the improved operating margin.

The Electronic Technologies Group's operating margin was 25.8% and 26.5% for the fourth quarter of fiscal 2013 and 2012, respectively, and improved to 23.7% for the fiscal year ended October 31, 2013, up from 23.4% for the fiscal year ended October 31, 2012.  The decrease for the fourth quarter of fiscal 2013 principally reflects increases in certain selling, general and administrative expenses and new product research and development expenses as a percentage of net sales.  The increase in operating margin for the fiscal year ended October 31, 2013 principally reflects the benefits derived from increased net sales on higher margin products.

With respect to fiscal 2014, we currently estimate growth in the Electronic Technologies Group's full year net sales consistent with the aforementioned consolidated estimates and a full year Electronic Technologies Group operating margin in the range of 22% - 24% depending primarily on product mix.  We remain optimistic regarding organic growth for our products serving the aerospace, space and medical industries, but see the potential for softening in demand for defense-related products as a result of United States budget cuts.  Approximately 25% of the Electronic Technologies Group's estimated fiscal 2014 net sales growth is anticipated to be organic."

(NOTE:  HEICO has two classes of common stock traded on the NYSE.  Both classes, the Class A Common Stock (HEI.A) and the Common Stock (HEI), are virtually identical in all economic respects.  The only difference between the share classes is the voting rights.  The Class A Common Stock (HEI.A) has 1/10 vote per share and the Common Stock (HEI) has one vote per share.)

There are currently approximately 39.6 million shares of HEICO's Class A Common Stock (HEI.A) outstanding and 26.8 million shares of HEICO's Common Stock (HEI) outstanding.  The stock symbols for HEICO's two classes of common stock on most websites are HEI.A and HEI.  However, some websites change HEICO's Class A Common Stock trading symbol (HEI.A) to HEI/A or HEIa.

As previously announced, HEICO will hold a conference call on Wednesday, December 18, 2013 at 9:00 a.m. Eastern Standard Time to discuss its fourth quarter and fiscal year results.  Individuals wishing to participate in the conference call should dial:  U.S. and Canada (877) 586-4323, International (706) 679-0934, wait for the conference operator and provide the operator with the Conference ID 21038511.  A digital replay will be available two hours after the completion of the conference for 14 days.  To access, dial: (404) 537-3406, and enter the Conference ID 21038511.

HEICO Corporation is engaged primarily in certain niche segments of the aviation, defense, space, medical, telecommunications and electronics industries through its Hollywood, Florida-based Flight Support Group and its Miami, Florida-based Electronic Technologies Group.  HEICO's customers include a majority of the world's airlines and overhaul shops as well as numerous defense and space contractors and military agencies worldwide in addition to medical, telecommunications and electronics equipment manufacturers.  For more information about HEICO, please visit our website at http://www.heico.com.

Certain statements in this press release constitute forward-looking statements, which are subject to risks, uncertainties and contingencies. HEICO's actual results may differ materially from those expressed in or implied by those forward-looking statements as a result of factors including, but not limited to: lower demand for commercial air travel or airline fleet changes or airline purchasing decisions, which could cause lower demand for our goods and services; product development or product specification costs and requirements, which could cause an increase to our costs to complete contracts; governmental and regulatory demands, export policies and restrictions, reductions in defense, space or homeland security spending by U.S. and/or foreign customers or competition from existing and new competitors, which could reduce our sales; our ability to introduce new products and product pricing levels, which could reduce our sales or sales growth; product development difficulties, which could increase our product development costs and delay sales; our ability to make acquisitions and achieve operating synergies from acquired businesses, customer credit risk, interest and income tax rates and economic conditions within and outside of the aviation, defense, space, medical, telecommunications and electronics industries, which could negatively impact our costs and revenues; and defense budget cuts, which could reduce our defense-related revenue.  Parties receiving this material are encouraged to review all of HEICO's filings with the Securities and Exchange Commission, including, but not limited to filings on Form 10-K, Form 10-Q and Form 8-K.  We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by applicable law.

HEICO CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended October 31,
	2013	2012
Net sales	$287,426	$242,409
Cost of sales	180,822	152,671
Selling, general and administrative expenses	51,047	44,132
Operating income	55,557	45,606
Interest expense	(1,177)	(616)
Other income	383	123
Income before income taxes and noncontrolling interests	54,763	45,113
Income tax expense	19,000	15,800
Net income from consolidated operations	35,763	29,313
Less: Net income attributable to noncontrolling interests	5,972	5,522
Net income attributable to HEICO	$29,791	$23,791

Net income per share attributable to HEICO shareholders:
Basic	$.45	$.36
Diluted	$.44	$.36

Weighted average number of common shares outstanding:
Basic	66,368	66,002
Diluted	67,242	66,659

	Three Months Ended October 31,
	2013	2012
Operating segment information:
Net sales:
Flight Support Group	$189,588	$149,671
Electronic Technologies Group	99,854	94,373
Intersegment sales	(2,016)	(1,635)
	$287,426	$242,409

Operating income:
Flight Support Group	$34,868	$25,420
Electronic Technologies Group	25,752	24,966
Other, primarily corporate	(5,063)	(4,780)
	$55,557	$45,606

HEICO CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Fiscal Year Ended October 31,
	2013	2012
Net sales	$1,008,757	$897,347
Cost of sales	637,576	569,911
Selling, general and administrative expenses	187,591	164,142
Operating income	183,590	163,294
Interest expense	(3,717)	(2,432)
Other income	888	313
Income before income taxes and noncontrolling interests	180,761	161,175
Income tax expense	56,200	54,500
Net income from consolidated operations	124,561	106,675
Less: Net income attributable to noncontrolling interests	22,165	21,528
Net income attributable to HEICO	$102,396	$85,147

Net income per share attributable to HEICO shareholders:
Basic	$1.54	$1.29
Diluted	$1.53	$1.28

Weighted average number of common shares outstanding:
Basic	66,298	65,861
Diluted	66,982	66,624

	Fiscal Year Ended October 31,
	2013	2012
Operating segment information:
Net sales:
Flight Support Group	$665,148	$570,325
Electronic Technologies Group	350,033	331,598
Intersegment sales	(6,424)	(4,576)
	$1,008,757	$897,347

Operating income:
Flight Support Group	$122,058	$103,943
Electronic Technologies Group	83,063	77,438
Other, primarily corporate	(21,531)	(18,087)
	$183,590	$163,294

HEICO CORPORATION
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands)

	As of October 31,
	2013	2012
Cash and cash equivalents	$15,499	$21,451
Accounts receivable, net	157,022	122,214
Inventories, net	218,893	189,704
Prepaid expenses and other current assets	50,058	34,542
Total current assets	441,472	367,911
Property, plant and equipment, net	97,737	80,518
Goodwill	688,489	542,114
Intangible assets, net	241,558	154,324
Other assets	63,759	47,979
Total assets	$1,533,015	$1,192,846

Current maturities of long-term debt	$697	$626
Other current liabilities	160,589	130,888
Total current liabilities	161,286	131,514
Long-term debt, net of current maturities	376,818	131,194
Deferred income taxes	128,482	90,436
Other long-term liabilities	83,976	52,777
Total liabilities	750,562	405,921
Redeemable noncontrolling interests	59,218	67,166
Shareholders' equity	723,235	719,759
Total liabilities and equity	$1,533,015	$1,192,846

HEICO CORPORATION
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Fiscal Year Ended October 31,
	2013	2012
Operating Activities:
Net income from consolidated operations	$124,561	$106,675
Depreciation and amortization	36,790	30,656
Tax benefit from stock option exercises	5,191	13,164
Excess tax benefit from stock option exercises	(5,126)	(12,110)
Stock option compensation expense	5,117	3,948
Issuance of common stock to HEICO Savings and Investment Plan	2,985	982
(Decrease) increase in value of contingent consideration	(1,640)	119
Deferred income tax benefit	(5,785)	(2,834)
Increase in accounts receivable	(16,585)	(5,782)
Increase in inventories	(14,877)	(7,484)
Increase in current liabilities	5,470	11,210
Other	(4,265)	41
Net cash provided by operating activities	131,836	138,585

Investing Activities:
Acquisitions, net of cash acquired	(222,638)	(197,285)
Capital expenditures	(18,328)	(15,262)
Other	(342)	(161)
Net cash used in investing activities	(241,308)	(212,708)

Financing Activities:
Borrowings on revolving credit facility, net	246,000	91,000
Cash dividends paid	(120,361)	(5,689)
Acquisitions of noncontrolling interests	(16,610)	(7,616)
Excess tax benefit from stock option exercises	5,126	12,110
Distributions to noncontrolling interests	(7,579)	(9,090)
Redemptions of common stock related to stock option exercises	(2,364)	(307)
Payment of contingent consideration	(601)	—
Revolving credit facility issuance costs	(570)	(3,028)
Proceeds from stock option exercises	463	833
Other	(296)	214
Net cash provided by financing activities	103,208	78,427

Effect of exchange rate changes on cash	312	(353)

Net (decrease) increase in cash and cash equivalents	(5,952)	3,951
Cash and cash equivalents at beginning of year	21,451	17,500
Cash and cash equivalents at end of year	$15,499	$21,451
CONTACT: Thomas S. Irwin (954) 987-4000 ext. 7560
         Victor H. Mendelson (305) 374-1745 ext. 7590
         Carlos L. Macau, Jr. (954) 987-4000 ext. 7570